Exhibit 15.1

Acknowledgement of Independent Registered Public Accounting Firm

October  22, 2014

The Board of Directors

First Midwest Bancorp, Inc.

We are aware of the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-198561 on Form S-4 and related Prospectus of First Midwest Bancorp, Inc. (the “Company”) and Proxy Statement of Great Lakes Financial Resources, Inc. for the registration of shares of First Midwest Bancorp, Inc.’s common stock and to the incorporation by reference therein of our reports dated May 12, 2014 and August 4, 2014, relating to the unaudited condensed consolidated interim financial statements of First Midwest Bancorp, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2014 and June 30, 2014.

/s/ Ernst & Young LLP

Chicago, Illinois